Exhibit 12.2

                              UNISYS CORPORATION
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                ($ in millions)

                                                       Years Ended December 31
                                              1997       1996       1995
1994      1993
                                              ----       ----       ----       -
---      ----
Income (loss) from continuing
  operations before income taxes           $(758.8)    $  93.7    $(781.1)    $
14.6   $370.9
Add (deduct) share of loss (income)
  of associated companies                      5.9        (4.9)       5.0
16.6     14.5
                                           -------     -------    -------     --
----   ------
      Subtotal                              (752.9)       88.8     (776.1)
31.2    385.4
                                           -------     -------    -------     --
----   ------

Interest expense (net of interest
  capitalized)                               233.2       249.7      202.1
203.7    241.7
Amortization of debt issuance
  expenses                                     6.7         6.3        5.1
6.2      6.6
Portion of rental expense
  representative of interest                  56.2        59.2       65.3
65.0     70.5
                                           -------     -------    -------     --
----   ------
       Total Fixed Charges                   296.1       315.2      272.5
274.9    318.8
                                           -------     -------    -------     --
----   ------

Earnings (loss) from continuing
  operations before income taxes,
  fixed charges and preferred
  stock dividend requirements              $(456.8)     $404.0    $(503.6)
$306.1   $704.2
                                           =======     =======    =======
======   ======

Amounts charged to income                 $  296.1      $315.2    $ 272.5
$274.9   $318.8
Preferred stock dividend requirements        170.9       185.8      185.1
184.8    187.1
                                          --------     -------    -------     --
----   ------

Total fixed charges and preferred
  stock dividend requirements             $  467.0      $501.0    $ 457.6
$459.7   $505.9
                                          ========     =======    =======
======   ======

Ratio of earnings to fixed charges
and preferred stock dividends                 *           *          *
*       1.39
                                          ========     =======    =======
======   ======

* Earnings for the years ended December 31, 1997, 1996, 1995, and 1994 were inadequate to cover fixed charges and preferred stock dividends by
  $923.8 million, $97.0 million, $961.2 million, and   $153.6 million,
  respectively.